EXHIBIT 99

[LOGO OMITTED]

News Release

FOR IMMEDIATE RELEASE

Contact:	Derma Sciences, Inc.	Cameron Associates
	Edward J. Quilty	Kevin McGrath, Investor Relations
	President & CEO	Kevin@cameronassoc.com
	equilty@dermasciences.com	212-245-8800 x203
609-514-4744

DERMA SCIENCES ANNOUNCES SECOND QUARTER 2003 RESULTS

PRINCETON, NJ, August 14, 2003 — Derma Sciences, Inc. (OTC Bulletin Board: DSCI.OB), a manufacturer and full line supplier of wound and skin care products, today reported financial results for its second quarter and six months ended June 30, 2003.

Net sales for the second quarter of 2003 increased 120.5%, or $2.5 million, to $4.6 million compared to $2.1 million in the second quarter of 2002.

Sales for the first half of 2003 increased $4.6 million, or 108.7%, to $8.9 million from $4.2 million in 2002. The sales increase for the first half of 2003 were driven primarily by the acquisition of Dumex Medical (Dumex) in August 2002.

Gross profit increased 43.4% to $1,686,529 from $1,176,046 for the quarter and 37.3% to $3,213,539 from $2,340,583 for the first half of 2003. Overall gross margin percent for the first quarter of 2003 decreased to 36.3% versus 55.2% for the same period in 2002. The decline in gross profit was due to the change in the Company’s product mix with the inclusion of the lower margin Dumex wound care products.

Net income for the second quarter improved to $81,367 or $0.01 per diluted common shares from $8,387 in the first quarter of 2003. For the first six months of the year, net income was $89,437, or $0.01 per diluted common share, compared to $72,602, or $0.01, per diluted common share, in 2002.

The Company’s consolidated balance sheet continues to strengthen with a current ratio of 2.76:1, $1,478,487 of cash and cash equivalents and working capital of approximately $4.9 million as of June 30, 2003.

Edward J. Quilty, President and CEO of Derma Sciences commented, “We are pleased with our second quarter’s performance. Sales and net income improved over the first quarter and the launch of our Dumex wound care product line in the U.S. is now generating new customers each month.”

“Our U.S. strategy, implemented on January 1, 2003, to focus primarily on Group Purchasing Organizations (GPO’s) and Hospital Systems Contracts, as well as manufacturing partnerships with key suppliers, is showing the results we had anticipated. Our contract announced this quarter with MedAssets HSCA, the third largest GPO in the U.S., was the first of what we believe will be many such agreements that are expected to improve U.S. sales and profits.”

“In Canada, where we are the wound care product market leader, our new contract with the two largest GPO’s is expected to add new customers and increase sales, during the second half of 2003. In addition, we believe the backlog of elective surgical procedures that has occurred due to the SARS epidemic in the first part of 2003 will increase the demand for our products in Canadian hospitals in the months ahead.”

“Sales of our most profitable product, Dermagran Ointment, a product utilized primarily in nursing homes, has continued to face competitive, sales and pricing pressures. Earlier this month we completed the acquisition of Genesis Ointment, a major competitor, from Gericare Inc. We believe this acquisition will strengthen our market position.”

About Derma Sciences, Inc.

Derma Sciences, Inc. provides a full range of skin care, wound management and specialty securement devices that are used primarily in the professional markets, specifically hospitals, nursing homes and home care settings. For more information about Derma Sciences, Inc., visit its home page on the Internet at http://www.dermasciences.com.

Statements contained in this release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect the Company’s actual results and could cause such results to differ materially from any forward-looking statements which may be made in this release or which are otherwise made by or on behalf of the Company. Factors which may affect the Company’s results include, but are not limited to, product demand, market acceptance, impact of competitive products and prices, product development, completion of an acquisition, commercialization or technological difficulties, the success or failure of negotiations and trade, legal, social and economic risks. Additional factors that could cause or contribute to differences between the Company’s actual results and forward-looking statements include but are not limited to, those discussed in the Company’s filings with the Securities and Exchange Commission.

TABLE FOLLOWS

DERMA SCIENCES, INCCONSOLIDATED
STATEMENTS OF OPERATIONS

(Unaudited)

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                                                                   Three months ended         Six months ended
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                                                                        June 30,                   June 30,
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                                                                   2003         2002           2003        2002
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Net Sales                                                       $4,636,189   $2,102,207     $8,852,428  $4,242,664
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Cost of Sales                                                    2,949,660      926,161      5,638,889   1,902,081
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Gross Profit                                                     1,686,529    1,176,046      3,213,539   2,340,583
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Operating Expenses                                               1,545,895    1,071,692      3,000,992   2,057,213
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Interest Expense, net                                               57,047        6,723        170,486     131,098
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Other (income) expense, net                                          2,220       89,244        (47,376)     79,670
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Total Expenses                                                   1,605,162    1,167,659      3,124,102   2,267,981
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Income before provision for income taxes                            81,367        8,387         89,437      72,602
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Provision for income taxes                                            -            -              -           -
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Net Income                                                         $81,367       $8,387        $89,437     $72,602
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Income per common share - basic                                      $0.02        $0.00          $0.02       $0.02
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Income per common share - diluted                                    $0.01        $0.00          $0.01       $0.01
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Shares used in computing income per common share - basic         5,000,507    3,854,609      4,815,892   3,438,970
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Shares used in computing income per common share - diluted      10,154,959    7,154,322      8,664,538   6,814,264
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